Exhibit 99.1

Holly Energy Partners, L.P. Reports Fourth Quarter Earnings

February 1, 2005

Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported fourth quarter net income of $6.5 million ($0.46 per basic and diluted limited partners unit). For the period from July 13, 2004, inception of operations, to December 31, 2004, net income was $11.4 million ($0.80 per basic and diluted limited partners unit). The Partnership commenced operations July 13, 2004 upon successful completion of its initial public offering and the concurrent contribution of certain assets from its predecessor entity.

Results of operations for the year ended December 31, 2004 include the results of operations of Navajo Pipeline Co., L.P., the predecessor to Holly Energy Partners, L.P. up to July 12, 2004, at which time Holly Energy Partners, L.P. commenced operations. Historically, Holly Corporation (NYSE-HOC), our general partner and majority owner, did not record intra-company revenues on most of the operations of the predecessor until January 1, 2004, nor did Holly Corporation allocate general and administrative costs to the predecessor entity. In addition, the results of operations of the predecessor entity include results of operations from certain crude oil and intermediate product pipelines that were not contributed to Holly Energy Partners, L.P. As a result, operating results and volumes are not comparable on a period-to-period basis.

Revenues of $16.0 million from the combined operations of the assets contributed to the Partnership for the three months ended December 31, 2004 were $7.6 million higher than the $8.4 million in the comparable period of 2003, primarily as a result of the commencement of recording of revenues on intra-company transactions. During the quarter ended December 31, 2003, revenues from assets not contributed to the Partnership were $1.1 million. Refined product shipments on the Partnership’s pipeline system, excluding barrels moved pursuant to a capacity lease agreement, averaged 90.0 thousand barrels-per-day (“mbpd”) for the three months ended December 31, 2004 as compared to 60.7 mbpd for the comparable period ended December 31, 2003. Volumes shipped by Holly Corporation and its affiliates increased 28.7 mbpd as a result of the 15.0 mbpd expansion of their Navajo refinery that came on line in January 2004 combined with reduced production volumes in the fourth quarter of 2003 at the Navajo refinery due to 30 days of downtime for scheduled maintenance, while volumes shipped on the Rio Grande Pipeline increased approximately 0.5 mbpd. Refined products terminalled in Partnership facilities for the comparable quarters rose to 136.3 mbpd in the 2004 fourth quarter from 115.2 mbpd in the 2003 fourth quarter. Net income increased to $6.5 million for the three months ended December 31, 2004, an increase of $5.1 from $1.5 million for the three months ended December 31, 2003, again primarily as a result of the change in recording intra-company revenues.

Revenues of $59.9 million from the combined operations of the assets contributed to the Partnership for the year ended December 31, 2004 were $34.0 million higher than the $25.9 million in the comparable period of 2003, primarily as a result of commencement of recording of revenues on intra-company transactions effective January 1, 2004. During the year ended December 31, 2004, revenues from assets not contributed to the Partnership increased to $7.9 million from $4.9 million largely as a result of recording revenues on intermediate product pipelines, which are currently owned by Holly Corporation. Refined product shipments on the Partnership’s pipeline system, excluding barrels moved pursuant to a capacity lease agreement, averaged 82.7 mbpd for the year ended December 31, 2004 as compared to 60.7 mbpd for the year ended December 31, 2003, largely as a result of the expansion of the Navajo refinery and the consolidation of the Rio Grande Pipeline in July 2003, when the ownership interest increased to 70%. Average volumes of products terminalled in Partnership facilities increased to 139.8 mbpd for the year ended December 31, 2004 from 106.7 mbpd in 2003. In addition to the increase in capacity of the Navajo refinery, the average volume was significantly impacted by the acquisition of the Woods Cross refinery by Holly Corporation in June 2003, which resulted in the Partnership’s acquisition of terminals and truck loading facilities in Utah, Idaho and Washington. Net income increased to $32.5 million for the year ended December 31, 2004, an increase of $31.9 million from $0.6 million for the year ended December 31, 2003, again primarily as a result of the change in recording intra-company revenues.

“We are very pleased with the fourth quarter,” said Matt Clifton, Chairman of the Board and Chief Executive Officer, “as pipeline volumes substantially improved from the third quarter with the return of full refinery production levels at the Navajo Refinery and volumes shipped on the Rio Grande pipeline increased to the normally higher winter levels. We continue to be pleased with the excellent operation of our assets to date and the number of organic and third-party growth opportunities that are being explored by our operating and corporate development staff. As we announced last week, we have entered into a definitive agreement with Alon USA, Inc. and certain of its affiliates to acquire over 500 miles of light products pipelines and two light product terminals for $120 million in cash and 937,500 Holly Energy Partners, L.P. Class B Subordinated Units. We believe this transaction will result in over $17 million of incremental EBITDA.”

“Earlier today, we announced our cash distribution for the fourth quarter of 2004 of $.50 per unit, payable on all common, subordinated and general partner units. Our EBITDA for the fourth quarter was $8.6 million, and after subtracting net interest expense of $238,000 and maintenance capital expenditures of $153,000, distributable cash flow for the quarter was $8.2 million. The distribution declared for the quarter of $.50 per unit amounts to $7.1 million.”

The Partnership has scheduled a conference call for February 2, 2005 at 9:00AM EST to discuss financial results. Listeners may access this call by dialing (800) 858-5936. The ID# for this call is #3722239. Additionally, listeners may access the call via the internet at: http://audioevent.mshow.com/211598.

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides refined petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation which owns a 51% interest in the Partnership. The Partnership owns and operates refined product pipelines and terminals primarily in West Texas, New Mexico, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPG from West Texas to Northern Mexico.

Holly Corporation operates through its subsidiaries a 75,000 bpd refinery located in Artesia, New Mexico, a 25,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana. Holly Corporation also owns a majority interest (including the general partner interest) in Holly Energy Partners, L.P.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:

•	Risks and uncertainties with respect to the actual quantities of refined petroleum products shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation and our other customers;

•	The successful closing of the proposed Alon transaction;

•	The future performance of the assets being acquired from Alon;

•	The demand for refined petroleum products in markets we serve;

•	Our ability to successfully purchase and integrate any future acquired operations;

•	The availability and cost of our financing;

•	The possibility of inefficiencies or shutdowns of refineries utilizing our pipeline and terminal facilities;

•	The effects of government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our SEC filings.

The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Results of Operations (Unaudited)

Supplemental Data

For the period after completion of the initial public offering of limited partner units in Holly Energy Partners, L.P. (“HEP”) on July 13, 2004, HEP results include only those assets contributed from Holly and its subsidiaries to HEP. The reported income numbers for the periods prior to July 13, 2004, include revenues and expenses related to crude oil and intermediate product pipelines, that were not contributed to HEP. The table for the year ended December 31, 2004, shows separately our revenue and expense data for (i) the refined product pipeline and terminal assets that were contributed to HEP commencing on July 13, 2004, (ii) the predecessor’s operation of such assets through July 12, 2004 and (iii) the revenues and expenses through July 12, 2004 for the crude oil and intermediate product pipeline assets that were not contributed to HEP by Holly and its subsidiaries.

Three Months Ended December 31, 2004
HEP - Refined Product Pipelines and Terminals
(In thousands)
Revenues:
Affiliates	$9,913
Third Parties	6,079

15,992

Operating costs and expenses:
Operations	5,736
Depreciation and amortization	1,738
General and administrative	972

8,446

Operating income	7,546

Interest income	56
Interest expense, including amortization	(396)
Minority interest in Rio Grande Pipeline Company	(675)

Net income	6,531

Add interest expense	294
Add amortization of deferred debt issuance costs	102
Subtract interest income	(56)
Add depreciation and amortization	1,738

EBITDA (4)	8,609

Subtract interest expense	(294)
Add interest income	56
Subtract maintenance capital expenditures (5)	(153)

Distributable cash flow (6)	$8,218

	Year Ended December 31, 2004
				Crude
				Systems and
	Refined Product Pipelines and			Intermediate
	Terminals (1)			Pipelines (2)	Total (3)
	HEP	Predecessor	Total	Predecessor
	(In thousands)
Revenues:
Affiliates	$17,917	$19,810	$37,727	$7,619	$45,346
Third Parties	10,265	11,881	22,146	274	22,420

	28,182	31,691	59,873	7,893	67,766

Operating costs and expenses:
Operations	10,104	11,257	21,361	2,280	23,641
Depreciation and amortization	3,241	3,550	6,791	433	7,224
General and administrative	1,859	1	1,860	—	1,860

	15,204	14,808	30,012	2,713	32,725

Operating income	12,978	16,883	29,861	5,180	35,041

Interest income	65	79	144	—	144
Interest expense, including amortization	(697)	—	(697)	—	(697)
Minority interest in Rio Grande Pipeline Company	(956)	(1,038)	(1,994)	—	(1,994)

Net income	11,390	15,924	27,314	5,180	32,494

Add interest expense	531	—	531	—	531
Add amortization of deferred debt issuance costs	166	—	166	—	166
Subtract interest income	(65)	(79)	(144)	—	(144)
Add depreciation and amortization	3,241	3,550	6,791	433	7,224

EBITDA (4)	15,263	$19,395	$34,658	$5,613	$40,271

Subtract interest expense	(531)
Add interest income	65
Subtract maintenance capital expenditures (5)	(305)

Distributable cash flow (6)	$14,492

(1)	Revenue and expense items generated by the pipeline and terminal assets contributed to HEP. Amounts presented in the HEP column include only the activity for the period beginning on July 13, 2004, the formation date. Amounts presented in the Predecessor column are for the period prior to July 13, 2004.

(2)	Revenue and expense items generated by the crude system and intermediate pipeline assets that were not contributed to HEP. Historically, these items were included in the income of Navajo Pipeline, L.P. as predecessor, but are not included in the income of HEP beginning July 13, 2004.

(3)	Total income and expense items included in the Consolidated Combined Statements of Operations of HEP and its predecessor.

(4)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income and (ii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it enhances an investor’s understanding of our ability to satisfy principal and interest obligations with respect to our indebtedness and to use cash for other purposes, including capital expenditures and distributions. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

(5)	Maintenance capital expenditures are capital expenditures made in order to maintain the existing operating capacity of our assets and to extend their useful lives.

(6)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts included in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Operating Results and Volumes

The following tables present operating results and volume information for the three months and year ended December 31, 2004 and 2003. Prior to January 1, 2004 we recorded pipeline tariff revenues only on FERC-regulated pipelines and terminal service fee revenues from third-party customers. No revenues from affiliates were recorded on non-FERC regulated pipelines and no terminal services fee revenues from affiliates were recorded for use of our terminal facilities. Commencing January 1, 2004 affiliate revenues have been recorded for all pipeline and terminal facilities included in our pipeline and terminal facilities. Additionally, data for the crude systems and intermediate pipelines are not included for any periods after July 12, 2004. As a result, the information included in the following tables of operating results and volumes are not comparable on a year-over-year basis.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(In thousands)
Revenues
Pipelines:
Affiliates	$7,487	$2,058	$28,533	$9,935
Third parties	5,400	5,414	18,952	13,249

	12,887	7,472	47,485	23,184

Terminals & truck loading racks:
Affiliates	2,425	—	9,194	—
Third parties	680	817	3,179	2,551

	3,105	817	12,373	2,551
Other	—	111	15	128

Total for refined product pipeline and terminal assets	15,992	8,400	59,873	25,863

Crude system and intermediate pipelines not contributed to HEP:
Lovington crude oil pipelines	—	1,063	3,325	4,937
Intermediate pipelines	—	—	4,568	—

Total for crude system and intermediate pipeline assets	—	1,063	7,893	4,937

Total revenues	15,992	9,463	67,766	30,800

Operating costs and expenses
Costs related to refined product pipeline and terminal assets:
Operations	5,736	4,280	21,361	18,762
Depreciation and amortization	1,738	2,319	6,791	5,622
General and administrative	972	—	1,860	—

	8,446	6,599	30,012	24,384
Crude system and intermediate pipelines not contributed to HEP:
Operations	—	1,139	2,280	5,431
Depreciation and amortization	—	206	433	831

	—	1,345	2,713	6,262

Total operating costs and expenses	8,446	7,944	32,725	30,646

Operating income	7,546	1,519	35,041	154

Other income (expense)	(340)	539	(553)	1,185
Minority interest in Rio Grande Pipeline Company	(675)	(598)	(1,994)	(758)

Net income	$6,531	$1,460	$32,494	$581

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Volumes (bpd)

Pipelines:
Affiliates	69,513	40,822	65,525	51,456
Third parties – Rio Grande (1)	20,444	19,922	17,205	9,231
Third parties – Other (2)	12,175	14,681	12,762	14,238

	102,132	75,425	95,492	74,925
Terminals & truck loading racks:
Affiliates	115,971	89,456	114,991	86,780
Third parties	20,317	25,724	24,821	19,956

	136,288	115,180	139,812	106,736

Total for refined product pipeline and terminal assets (bpd)	238,420	190,605	235,304	181,661

(1)	We began consolidating the results of Rio Grande as of June 30, 2003, when we increased our ownership from 25% to 70%. Therefore, the year ended December 31, 2003 includes volumes for only 184 days averaged over the full 365 days in the year.

(2)	Represents volumes transported under capacity lease agreement.

Balance Sheet Data

	December 31,	December 31,
	2004	2003
	(Dollars in thousands)
Cash and cash equivalents	$19,104	$6,694
Working capital, excluding borrowings under credit agreement (1)	$19,120	$(18,330)
Total assets	$103,758	$140,425
Borrowings under revolving credit agreement	$25,000	$—
Partners’ equity	$61,528	$68,860
Total debt to capitalization ratio (1)	28.9%	n.a.

(1)	The total debt to capitalization ratio is calculated by dividing total debt, including borrowings under the revolving credit agreement, by the sum of total debt, including borrowings under the revolving credit agreement, and partners’ equity. Short-term debt to Holly Corporation of $30,082,000 is included in the working capital amount at December 31, 2003.

FOR FURTHER INFORMATION, Contact:

Stephen J. McDonnell, Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Treasury and Investor Relations
Holly Energy Partners
214/871-3555